Filed under Rule 424(b)(3), Registration Statement No. 333-13160
Pricing Supplement No. 97 — Dated Monday, August 18 2003
(To: Prospectus Dated February 28, 2001 and Prospectus Supplement Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8QF9	$1,956,000.00	100.000%	0.400%	$1,948,176.00	2.550%	SEMI-ANNUAL	08/15/2005	02/15/2004	$12.33	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

2338E8QG7	$2,694,000.00	100.000%	0.625%	$2,677,162.50	3.450%	MONTHLY	08/15/2006	09/15/2003	$2.30	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

2338E8QH5	$3,053,000.00	100.000%	1.000%	$3,022,470.00	4.650%	QUARTERLY	08/15/2008	11/15/2003	$10.85	YES

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

DaimlerChrysler North America Holding Corporation	Trade Date: Monday, August 18, 2003 @ 12:00 PM ET Settle Date: Thursday, August 21, 2003 Minimum Denomination/Increments: $1,000.00/$1,000.00
$4,000,000,000.00	Initial trades settle flat and clear SDFS: DTC Book Entry only
DaimlerChrysler North America InterNotes	DTC Number 0443 via Pershing, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.